Exhibit 99.1

FOR IMMEDIATE RELEASE

TETRA TECHNOLOGIES, INC.
ANNOUNCES EXPANSION OF ITS MANAGEMENT TEAM

The Woodlands, Texas (November 15, 2011) – TETRA Technologies, Inc. (TETRA or the Company) (NYSE:TTI) today announced that it has appointed Peter J. Pintar to the position of Senior Vice President, Corporate Strategy and Development. Working with TETRA’s executive management team, Mr. Pintar will be responsible for advancing the Company’s strategy and driving growth initiatives.

Stuart M. Brightman, TETRA’s President and Chief Executive Officer, stated, “We are extremely pleased to welcome Peter Pintar as a member of our management team. Peter brings to TETRA a record of significant achievement and expertise in mergers and acquisitions, strategic planning and new business development, as well as broad international experience. Peter most recently served as vice president, corporate strategy and development at Smith International where, during his five-year tenure, he led initiatives that resulted in substantial growth for the company.

“In the newly created position of Senior Vice President, Corporate Strategy and Development at TETRA, Peter will focus on sharpening our corporate strategy. Working with our management team, he will identify new growth opportunities and lead our merger and acquisition negotiations and our business integration efforts. Peter will be reporting directly to me,” concluded Mr. Brightman.

In accordance with the New York Stock Exchange Listed Company Manual, Section 303A.08, “Shareholder Approval of Equity Compensation Plans,” the Company hereby discloses that its Board of Directors has authorized the grant to Peter J. Pintar of an employment inducement award of 40,585 shares of restricted stock, effective November 15, 2011. The restricted stock will vest 33.3334% on the first anniversary date of the award and will vest an additional 16.6667% each six months thereafter.

TETRA is a geographically diversified oil and gas services company focused on completion fluids and other products, production testing, wellhead compression, and selected offshore services including well plugging and abandonment, decommissioning, and diving.

Forward Looking Statements

This press release includes certain statements that are deemed to be forward-looking statements. Generally, the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “projects,” “anticipate,” “believe,” “assume,” “could,” “should,” “plans,” “targets” or similar expressions that convey the uncertainty of future events, activities, expectations or outcomes identify forward-looking statements that the Company intends to be included within the safe harbor protections provided by the federal securities laws. These forward-looking statements include statements regarding the Company’s beliefs, expectations, plans, goals, future events and performance, and other statements that are not purely historical. These forward-looking statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of risks and uncertainties, many of which are beyond the control of the Company. Investors are cautioned that any such statements are not guarantees of future performances or results and that actual results or developments may differ materially from those projected in the forward-looking statements. Some of the factors that could affect actual results are described in the section titled “Certain Business Risks” contained in the Company’s Annual

Report on Form 10-K for the year ended December 31, 2010, as well as other risks identified from time to time in its reports on Form 10-Q and Form 8-K filed with the Securities and Exchange Commission.

Contact:
TETRA Technologies, Inc., The Woodlands, Texas
Stuart M. Brightman, 281/367-1983
Fax: 281/364-4346
www.tetratec.com